Exhibits 99.1

The Howard Hughes Corporation® Announces Appointment of

Anthony A. Williams to Board of Directors

Former Washington, D.C. Mayor Joins HHC Board

HOUSTON, TX (January 29, 2021) - The Howard Hughes Corporation® (NYSE: HHC) announced today the appointment of Anthony A. Williams to its Board of Directors, effective February 1, 2021. Mr. Williams is the Chief Executive Officer of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital. He previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, and is credited with leading the city’s revitalization, restoring its finances and dramatically improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. A senior consultant on issues of municipal restructuring, Mr. Williams has served as the William H. Bloomberg Lecturer in Public Management at the Harvard Kennedy School.

“Tony is a remarkable leader who will bring critically important perspectives about the future of cities to our board,” said William Ackman, Chairman of the Board of The Howard Hughes Corporation. “We are delighted to welcome him to Howard Hughes.”

“As we work to accelerate growth and execute on large-scale, mixed-use projects designed as catalysts for urban transformation and community development, Tony’s expertise and leadership experience will be a valuable asset to our company,” said David R. O’Reilly, CEO of The Howard Hughes Corporation.

Mr. Williams holds a Juris Doctor degree from Harvard Law School, a Master’s degree in Public Policy from the Harvard Kennedy School of Government, and a Bachelor of Arts degree from Yale College, as well as a number of honorary degrees and awards, including the 2020 ULI Prize for Visionaries in Urban Development.  He is a fellow of the National Academy of Public Administration and former President of the National League of Cities. In addition to his work on company boards, Tony devotes his attention to issues of education and the environment, serving on the board of The Urban Institute and the National Geographic Society.

About The Howard Hughes Corporation®
The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned cities and communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawaiʻi. The Howard Hughes Corporation's portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Contacts:

For Media

The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Vice President, Corporate Communications & Public Relations
cristina.carlson@howardhughes.com

For HHC Investor Relations
David M. Striph, 972-232-2672
Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com